Exhibit 99.3


                       Report of Independent Accountants


Lehman ABS Corporation, as Depositor
745 Seventh Avenue
New York, New York 10019

U.S. Bank Trust National Association, as Trustee
Corporate Trust Department
100 Wall Street
New York, NY 10005

Re:      Corporate Backed Trust Certificates, BellSouth
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         Telecommunications Debenture-Backed Series 2003-14 Trust (the "Trust")
         ----------------------------------------------------------------------

Ladies and Gentlemen:

We have examined assertions of Lehman ABS Corporation (the "Depositor") and U.S. Bank National Association, (the "Trustee" and, together with the Depositor, the "Management") that the Depositor and the Trustee have complied, in all material respects, with the provisions of the Standard Terms for Trust Agreements dated as of January 16, 2001, as supplemented by a series supplement dated as of August 12, 2003 (together, the "Trust Agreement") in respect of the Corporate Backed Trust Certificates, BellSouth Telecommunications Debenture-Backed Series 2003-14 Trust (the "Trust"), during the period covered by the annual report on Form 10-K filed by the Depositor on behalf of the Trust for the year ended December 31, 2003 (the "Annual Report"). Management is responsible for compliance with the Trust Agreement. Our responsibility is to express an opinion on Management's assertions based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Depositor's and the Trustee's compliance with the Trust Agreement and performing such other procedures as considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, the Depositor and the Trustee have complied, in all material respects, with the Trust Agreement during the period covered by the Annual Report and Management's assertions with respect to such compliance are fairly stated, in all material respects, for the year ended December 31, 2003.


/s/ Aston Bell & Associates

New York, New York
March 29, 2004


                            Aston Bell & Associates

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